

Adrian Ghenie (b. 1977)

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After reviewing 86 others, Masterworks agreed to privately acquire the Painting directly from the previous owner, avoiding intermediary fees and maximizing potential returns.

INVESTMENT THESIS

Initial Offering Price
$944,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales



$1.0m
$0.5m
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Price Appreciation of Similar Works
26.6%

Sharpe Ratio (2014-2022) watch video

Adrian Ghenie	Speculative
All Art	0.55
S&P 500	0.56

96% Progress

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Adrian Ghenie

(b. 1977)

Why we like this offering

1. Adrian Ghenie is an important contemporary Romanian painter known for his colorful, abstracted compositions laden with art historical references.
2. Paintings by Ghenie are relatively scarce – only a dozen or so paintings are finished by the artist each year – leading to high demand from collectors.
3. The painting is a part of a larger collection of works where Ghenie himself was depicted as historical figures such as Van Gogh, Charles Darwin or Elvis Presley.
4. From 2011 to 2012, Ghenie's work was included in "The World Belongs to You," a group exhibition at the Palazzo Grassi in Venice, and in 2015, the artist represented Romania at the 56th Venice Biennale.
5. The Painting was created in 2017, which was around the time Ghenie became known in the art world and it can be interpreted that "in Self-portrait, Ghenie undertakes a self-interrogation, exploring his own visage and reflecting upon his position in the world and how he is perceived".
6. As of May 3, 2023, distorted portraits executed after 2017, which are similar to the Painting have sold in excess of $9,200,000 within the past year and include: "Degenerate Art" (2016), which is larger than the Painting but contains similar subject matter, sold for $9,286,700 in May 2022, "Lidless Eye" (2016-2018), sold for $7,643,340 in July 2022, and "Degenerate Art (Self Portrait as Vincent Van Gogh with Bandaged Ear)" (2018), sold for $7,282,144, in November 2022.
7. Ghenie's works are in the permanent collections of noted institutions, such as the Museum of Modern Art in New York, the Los Angeles County Museum of Art, the Centre Pompidou in Paris, the Hermitage Museum in Saint Petersburg, and the Tate in London.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$70,932,383	42	$8,662,588

Average Prices


1.8M
1.3M
886.7K
443.3K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year


70.9M
53.2M
35.5M
17.7M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
68
51
34
17
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price $944,000

Offering Circular sec.gov/edgar

Painting







About Adrian Ghenie

Adrian Ghenie (b. 1977) is a contemporary painter recognized for his colorful, abstracted compositoons laden with art historical references. Ghenie lives and works between Berlin and Cluj-Napoca, and is represented by Pace Gallery in New York, Thaddaeus Ropac in Paris, Galerie Judin in Berlin, Tim Van Laere in Antwerp, and Plan B in Cluj-Napoca.

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ADRIAN
GHENIE

b. 1959, JAPAN



$944,000
INITIAL OFFERING

26.6%	68.6%
HISTORICAL APPRECIATION OF SIMILAR WORKS[1]	ANNUAL GROWTH OF RECORD PRICE[2]

Oil on canvas over board | 16 × 10 in. (41 × 25 cm)

Adrian Ghenie is an important contemporary painter recognized for his colorful, abstracted compositions laden with art historical references.

Most recognizable in Adrian Ghenie's oeuvre are his historical portraits, painted and scraped in alternating layers using a palette knife, in order to abstract the subject. Ghenie became fascinated by Van Gogh at a young age, and his 1998 trip to see Van Gogh's *Self-Portrait* at Musee D'Orsay left a lasting impression on the artist, still visible in his work decades later. The Painting is a part of a larger collection of works where Ghenie depicts himself as historical figures such as Van Gogh, Charles Darwin or Elvis Presley. In the subject work, Ghenie presents his own face in a blurred, contorted way with abstract strokes of dark paint. The Painting was created in 2017, which was shortly after the sale of *Nickelodeon* made art market headlines the year before, and it may be interpreted as an exploration of the perception of the artist's impact on society and the art historical canon in particular. Ghenie's portrait paintings have become some of the most desirable examples within his body of work. As of May 23, 2023 distorted portrait paintings represent four of the artist's top ten record prices achieved at auction, and are led by: *Degenerate Art* (2016), which is larger than the Painting but contains similar subject matter, sold for $9,286,700 on May 19, 2022, at Sotheby's, New York, *Lidless Eye* (2016-2018), sold for $7,643,340 on July 12, 2022 at Poly Auction, Hong Kong and *Degenerate Art (Self Portrait as Vincent Van Gogh with Bandaged Ear)* (2018), sold for $7,282,144, on November 30, 2022 at Christie's Hong Kong, all of which sold at auction within the past year. As of May 23, 2023, distorted portraits which are similar in subject and scale to the Painting have sold at auction in excess of $1.1 million and include: *Self portrait* (2016), which sold for $1,191,261 on May 24, 2021, at Christie's Hong Kong, *Self-Portrait in 1945* (2015), which sold for $1,393,667 on April 19, 2021, at Sotheby's Hong Kong, and *The Lidless Eye* (2017), which sold for $1,335,000 on November 13, 2019, at Christie's New York. The subject, time period and execution of the Painting make it a commercial and desirable work by Adrian Ghenie.

AS OF MAY 23, 2023, GHENIE'S AUCTION RECORDS ARE LED BY THE SALE OF *PIE FIGHT INTERIOR 12* (2014) WHICH SOLD FOR HKD 81,060,000 ($10,326,314) ON MAY 26, 2022 AT CHRISTIE'S, HONG KONG, *NICKELODEON* (2008) WHICH SOLD FOR £7,109,000 ($9,054,022) ON OCTOBER 6, 2016 AT CHRISTIE'S, LONDON FOLLOWED BY *DEGENERATE ART* (2016), WHICH SOLD FOR $9,286,700 ON MAY 19, 2022, AT SOTHEBY'S, NEW YORK.

From 2011 to 2012, Ghenie's work was included in "The World Belongs to You," a group exhibition at the Palazzo Grassi in Venice, and in 2015, the artist represented Romania at the 56th Venice Biennale. Adrian Ghenie has also been featured in solo exhibitions at the Museum of Contemporary Art Denver, the Stedelijk Museum voor Actuele Kunst in Belgium and the Tate Liverpool, among others. Ghenie's works are in the permanent collections of noted institutions, such as the Museum of Modern Art in New York, the Los Angeles County Museum of Art, the Centre Pompidou in Paris, the Hermitage Museum in Saint Petersburg, and the Tate in London. As of May 23, 2023, Ghenie's auction records are led by the sale of *Pie Fight Interior 12* (2014) which sold for HKD 81,060,000 ($10,326,314) on May 26, 2022 at Christie's, Hong Kong, *Nickelodeon* (2008) which sold for £7,109,000 ($9,054,022) on October 6, 2016 at Christie's, London followed by *Degenerate Art* (2016), which sold for $9,286,700 on May 19, 2022, at Sotheby's, New York.

AUCTION RESULTS FOR SIMILAR WORKS[3,4]


$1.6M
$1.2M
$0.8M
$0.4M
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022

Adrian Ghenie (b. 1977, Romania) is an important contemporary painter recognized for his colorful, abstracted compositions laden with art historical references. As a child, the artist's creative abilities were recognized by a neighbor who gave him art materials and books, which led him to pursue fine art despite political strife in his native country. Between 1991 and 1994, Ghenie studied fine art at the Arts and Crafts School in Baia Mare, Romania, and subsequently enrolled in the University of Art and Design in Cluj-Napoca, Romania, where he graduated in 2001. After a residence in Vienna from 2002 to 2004, the artist returned to Romania in 2005 and opened Galeria Plan B, a production and exhibition space, with curator Mihai Pop. The following year, Ghenie debuted his first solo show at Plan B, and participated in three group exhibitions. In 2009, Ghenie was honored with his first institutional solo exhibition at the National Museum of Contemporary Art in Bucharest. The same year, according to the Financial Times, "Nickelodeon" (2008), an obscured group portrait with references to European history, was acquired privately by François-Henri Pinault, the son of the owner of Christie's auction house, which he later sold for £7,109,000 ($9,054,022) at Christie's in London on October 6, 2016. According to a 2016 New York Times article, paintings by Ghenie are relatively scarce and only ten to fifteen works are finished by the artist each year, which creates a high demand for the artist's work. As of May 23, 2023, Ghenie lives and works between Berlin and Cluj-Napoca, and is represented by Pace Gallery in New York, Thaddaeus Ropac in Paris, Galerie Judin in Berlin, Tim Van Laere in Antwerp, and Plan B in Cluj-Napoca.





ADRIAN GHENIE



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Adrian Ghenie have a record price compound annual growth rate ("CAGR") of 68.6% from March 8, 2011 to December 31, 2022. This calculation is based on (i) a record price of $18,000 on March 8, 2011, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $8,662,588, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

3. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

4. The table captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Adrian Ghenie with the following criteria: Works on canvas, featuring single figure portraits with contorted, blurred faces, measuring from 10 by 10 to 30 by 30 inches. The set excludes The Pie Fight series as well as "Self-Portrait As Vincent Van Gogh" (2012), which sold on May 11, 2016 at Sotheby's Contemporary Art Evening Auction for $2,590,000. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 26.6% CAGR implied from selected sales occurring from February 2, 2013 to May 24, 2021. Including "Self-Portrait As Vincent Van Gogh" (2012), the realized prices comprised by this set of transactions have increased at an estimated 22.6% CAGR implied from selected sales occurring from February 2, 2013 to May 24, 2021.

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